Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of SAI.TECH Global Corporation on Form S-8 of our report dated October 15, 2021, with respect to our audits of the consolidated balance sheets of SAITECH Limited as of December 31, 2019 and 2020, and the related consolidated statements of operations and comprehensive (loss)/income, changes in shareholders’ equity/(deficit) and cash flows for the period from March 28, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020, which report appears in the Amendment No. 6 to Form F-4 of TradeUP Global Corporation filed with the SEC on March 29, 2022, and annual report on Form 20-F of SAI.TECH Global Corporation filed with the SEC on May 31, 2022. We were dismissed as auditor on March 29, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such annual report for the year ended December 31, 2021 and periods after the date of our dismissal.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP (Formerly Marcum Bernstein & Pinchuk LLP)

New York, NY

October 19, 2022

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com